Exhibit 10.5
Weatherford International Ltd. Executive Non-Equity Incentive Compensation Plan
Purpose
The Weatherford Non-Equity Executive Incentive Compensation Plan (the “Plan”) is established to motivate and reward executive officers (“Executives”) of Weatherford International Ltd. (“Weatherford”) whose efforts and accomplishments positively impact Weatherford’s financial performance.
Awards and Goals
The Compensation Committee of Weatherford’s Board of Directors (the “Committee”) will establish the terms of any awards under the plan (“Awards”), including the financial goals (“Goals”) for each Award, within 90 days of the start of each fiscal year.
Award Levels
For each Award, the Committee will establish Goals at three levels: Threshold, Target and Superior. Target represents a strong but achievable level of performance. Superior represents an extraordinary level of performance that will substantially increase shareholder value, typically performance at a level 15-25% higher than Target. Threshold is the entry-level of performance under the Plan. It typically will be 15-25% lower than Target and is established so that smaller awards will be earned for satisfactory performance short of Target.
Award Amounts
The Committee will establish potential Award payments (“Award Payments”) as a percentage of the Executive’s annual salary as in effect at the end of the Plan year, with a percentage determined for achievement of Threshold, Target or Superior level.
The Committee will determine Award Payments by comparing Weatherford’s consolidated financial results for the relevant year with the Goals. If Weatherford’s financial results fall between the Threshold and Target Goal levels or between the Target and Superior Goal levels, the Award Payment will be determined by linear interpolation to derive the percentage of salary.
Payment
Award Payments will be made after the public release of Weatherford’s year-end financial results for the applicable year and after determination of the Award Payments by the Committee. No Award Payment will be made until the calculation of the Payment Award is approved by the Committee. Plan awards earned for a year generally will be paid in February of the following year. Awards will be paid in cash in the currency in which the recipient ordinarily is paid.
Modifications
From time to time the Committee may determine that modifying the Plan, the Goals or the potential award payments would provide more appropriate incentives for Executives.
The Committee reserves the right in its sole discretion to adjust the financial goals or award amounts under the Plan to reflect (1) the impact of acquisitions, (2) changes in Weatherford’s industry, (3) changes macro-economic factors or conditions impacting Weatherford, (4) changes in market compensation practices and other circumstances, (5) changes in applicable laws, regulations or accounting practices, or (6) other matters that were not anticipated when the financial goals for the Plan year were determined. The Committee retains the discretion to make alternative bonus calculations or to make retention awards or other awards based on alternative or non-financial performance criteria.